Exhibit 16.1

January 3, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam,

We were principal accountants for Wits Basin Precious Minerals, Inc. and, under the date of January 30, 2004, (except as to note 16, as to which the date is February 11, 2004 and except to Notes 2, 3, 8, 12 and 14, as to which the date is September 15, 2004), we reported on the consolidated financial statement of Wits Basin Precious Minerals, Inc., as of and for the years ended December 31, 2003 and 2002. On December 28, 2004, we informed Wits Basin Precious Minerals, Inc. that we declined to stand for re-election and that the client-auditor relationship with Virchow, Krause & Company, LLP, ceased. We have read the statements of Wits Basin Precious Minerals, Inc. that are included in Item 4.01 of the Current Report on Form 8-K of Wits Basin Precious Minerals, Inc., dated January 3, 2005, to be filed with the Securities and Exchange Commission, and we are in agreement with the statements contained therein concerning our firm, except that we are not in a position to agree or disagree with the statements in Item 4.01(b).

Very truly yours,

/s/ VIRCHOW, KRAUSE & COMPANY, LLP